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                                                                    EXHIBIT 12.1

                     CKE RESTAURANTS, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                     Sixteen Weeks Ended
                                                  -------------------------
                                                   May 22,         May 17,
                                                    2000             1999
                                                  --------         --------
Earnings before fixed charges:
    Income (loss) before income taxes and
       extraordinary item                         $ (3,961)        $31,661
    Fixed charges                                   30,402          25,267
                                                  --------         -------
                                                  $ 26,441         $56,928
                                                  ========         =======

Fixed charges:
    Interest expense                              $ 20,695         $15,678
    Interest component of rent expense(1)            9,707           9,589
                                                  --------         -------
                                                  $ 30,402         $25,267
                                                  ========         =======

Ratio of earnings to fixed charges                     0.9x            2.3x


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(1) Calculated as one-third of total rent expense